           Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
         Andrew J. Dennard
      (713) 943-7574

Mexican Restaurants, Inc.
Announces Second Quarter Operating Results
(NASDAQ:CASA)

Houston, Texas (August 7, 2006) For the second quarter ended July 2, 2006, Mexican Restaurants, Inc. (Nasdaq: CASA) reported net income of $1,006,467 or $0.27 cents per diluted share, compared with net income of $502,174 or $0.14 per diluted share for the second quarter of fiscal 2005. For the 26-week period ended July 2, 2006, the Company reported net income of $1,772,414 or $0.48 per diluted share, compared with the 26-week period of fiscal 2005 net income of $1,177,321 or $0.32 per diluted share.

The second quarter ended July 2, 2006 includes the final settlement of the Hurricane Rita insurance claim. The consolidated statement of income ended July 2, 2006 includes a separate line item for a gain of $386,270 resulting from assets damaged by Hurricane Rita offset by insurance proceeds for the replacement of assets. The Company also recorded $59,621 as business interruption revenue related to the final Hurricane Rita insurance claim in the second quarter of fiscal 2006. Additionally, the Company recorded $78,131 as restaurant closure costs related to the sale of a previously closed restaurant and a correction of $80,000 in royalty income reflecting understated royalty income over the 16 previous quarters.

The Company’s revenues for the second quarter of fiscal 2006 increased $1.3 million or 6.2% to $21.7 million compared with $20.4 million for the same quarter in fiscal 2005. Restaurant sales for second quarter 2006 increased $1.1 million or 5.5% to $21.4 million compared with $20.3 million for the second quarter of fiscal 2005. Approximately 80.0% of the increase in restaurant sales reflects the addition of one new restaurant and the full quarter impact of another new restaurant added at the end of second quarter 2005. The remainder of the increase reflects positive same-restaurant sales growth (the tenth consecutive quarter of positive same-restaurant sales). For the second quarter ended July 2, 2006, total system same-restaurant sales increased 0.3%, Company-owned same-restaurant sales increased 1.1% and franchised-owned same restaurant sales decreased 2.1%.

On a year-to-date basis, the Company’s revenue was up $2.9 million or 7.0% to $43.4 million compared with $40.5 million for the same 26-week period in fiscal 2005. Restaurant sales for the 26-week period ended July 2, 2006 increased $2.7 million or 6.7% to $42.9 million compared with $40.2 million for the same 26-week period of fiscal 2005. Approximately 55.0% of the increase in restaurant sales reflects new restaurant additions; the remainder of the increase reflects positive same-restaurant sales growth. For the 26-week period ended July 2, 2006, total system same-restaurant sales increased 2.1%, Company-owned same-restaurant sales increased 3.1% and franchised-owned same-restaurant sales decreased 0.9%.

Commenting on the Company’s second quarter results, Curt Glowacki, Chief Executive Officer, stated, "On a national level, there has been significant pressure on the casual dining segment due to increased gas prices, utility costs, competition and commodity pricing. Notwithstanding, our same-restaurant sales were up and our margins improved compared with the second quarter fiscal 2005. Our continued improvement is a reflection of a passionate commitment to anticipate, develop and execute strategies that deliver value for both customers and shareholders. Consistent with our growth strategy, we opened one new restaurant in Oklahoma during the first quarter that continues to exceed our sales expectations and have signed another lease for a restaurant we plan to open in Texas during the fourth quarter of fiscal 2006."

The following table has been provided to reconcile the Company’s net income for the Company’s quarters and 26-week periods ended July 2, 2006 and July 3, 2005 to pro forma income. The pro forma income excludes the impact of restaurant closure costs, gain or loss on sale of assets, correction of previously unrecorded royalty income and Hurricane Rita gain and revenues. The pro forma income has been included as it is deemed to provide meaningful information regarding the Company’s second quarter and year-to-date information. The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These measures are not intended to replace and should be read in conjunction with, the GAAP financial results.

Reconciliation of Pro Forma Net Income	13-Week Period Ended 7/02/06	13-Week Period Ended 7/03/05	26-Week Period Ended 7/02/06	26-Week Period Ended 7/03/05
Income from continuing operations before income taxes	$1,529,491	$781,492	$2,675,204	$1,821,985
Impairments and restaurant closure costs	78,131	--	78,131	--
Hurricane Rita Gain	(386,270)	--	(366,808)	--
(Gain) loss on sale of assets	(14,175)	131,201	(8,216)	133,393
Business interruption proceeds	(59,621)	--	(59,621)	--
Correction of royalty income	(80,000)	--	(80,000)	--
Income from continuing operations before taxes, non-GAAP	1,067,556	912,693	2,238,690	1,955,378
Provision for income taxes	365,104	288,959	755,558	633,542
Income from continuing operations, non-GAAP	702,452	623,734	1,483,132	1,321,836
Loss from discontinued operations, net of taxes	--	(31,860)	--	(54,906)
Net Income, non-GAAP	$702,452	$591,874	$1,483,132	$1,266,930

Weighted average number of shares (diluted)	3,666,712	3,717,559	3,654,962	3,722,874

Diluted income per share, non-GAAP	$0.19	$0.16	$0.41	$0.34

Mexican Restaurants, Inc. operates and franchises 80 Mexican restaurants. The current system includes 61 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income
(unaudited)

	13-Week	13-Week	26-Week	26-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	7/02/2006	7/03/2005	7/02/2006	7/03/2005

Revenues:
Restaurant sales	$21,410,574	$20,288,380	$42,900,808	$40,190,881
Franchise fees, royalties and other	264,913	177,384	433,611	353,074
Business interruption	59,621	-	59,621	-
	21,735,108	20,465,764	43,394,040	40,543,955

Costs and expenses:
Cost of sales	5,917,969	5,728,108	11,837,190	11,100,399
Labor	6,975,516	6,689,590	13,850,260	13,213,884
Restaurant operating expenses	4,927,643	4,565,191	9,869,333	9,155,724
General and administrative	1,837,579	1,716,278	3,699,669	3,506,013
Depreciation and amortization	790,194	696,484	1,544,738	1,346,390
Pre-opening costs	14,510	38,836	64,248	39,825
Restaurant closure costs	78,131	-	78,131	-
Hurricane Rita gain	(386,270)	-	(366,808)	-
(Gain) loss on sale of assets	(14,175)	131,201	(8,216)	133,393
	20,141,097	19,565,688	40,568,545	38,495,628

Operating income	1,594,011	900,076	2,825,495	2,048,327

Other income (expense):
Interest income	630	634	1,260	1,264
Interest expense	(88,793)	(136,137)	(198,992)	(286,715)
Other, net	23,643	16,919	47,441	59,109
	(64,520)	(118,584)	(150,291)	(226,342)

Income from continuing operations before income taxes	1,529,491	781,492	2,675,204	1,821,985
Income tax expense	523,024	247,458	902,790	589,758
Income from continuing operations	1,006,467	534,034	1,772,414	1,232,227

Discontinued operations:
Loss from discontinued operations	-	(50,643)	-	(87,270)
Income tax benefit	-	18,783	-	32,364
Loss from discontinued operations	-	(31,860)	-	(54,906)

Net income	$1,006,467	$502,174	$1,772,414	$1,177,321

Basic income per share
Income from continuing operations	$0.30	$0.16	$0.53	$0.36
Loss from discontinued operations	-	(0.01)	-	(0.02)
Net income	$0.30	$0.15	$0.53	$0.34

Diluted income per share
Income from continuing operations	$0.27	$0.15	$0.48	$0.33
Loss from discontinued operations	-	(0.01)	-	(0.01)
Net income	$0.27	$0.14	$0.48	$0.32

Weighted average number of shares (basic)	3,389,526	3,417,831	3,373,252	3,416,326

Weighted average number of shares (diluted)	3,666,712	3,717,559	3,654,962	3,722,874

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